                                                                   Exhibit 12.1

                          LaSalle Re Holdings Limited
 STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED SHARE DIVIDENDS

(Expressed in thousands of United States Dollars except for number of shares and earnings per share)

                                                              Year ended           Year ended             Year ended
                                                           September 30, 1999    September 30, 1998    September 30, 1997
                                                           ------------------    ------------------    ------------------
Earnings available for fixed charges
and preferred share dividends
     Net (loss) income before minority
     interest                                                   (5,679)                6,859                 65,232
     Interest expense                                            1,714                   465                  1,881
     Preferred share dividends                       (1)             0                     0                      0
                                                            ----------            ----------             ----------
               Total earnings available for fixed
               charges and preferred dividends                  (7,392)                7,324                 67,113
                                                            ==========            ==========             ==========
Fixed charges and preferred share
dividends
     Interest expense                                            1,714                   465                  1,881
                                                            ----------            ----------             ----------
               Total fixed charges                               1,714                   465                  1,881
                                                            ----------            ----------             ----------

Preferred share dividends                                        6,563                 1,641                  6,563
                                                            ----------            ----------             ----------
          Combined fixed charges and
          preferred dividends                                    8,277                 2,106                  8,444
                                                            ==========            ==========             ==========
Ratio of earnings to combined fixed
charges and preferred share dividends                            (0.89)                  3.5                    7.9
                                                            ==========            ==========             ==========

Deficiency                                                     (15,669)
                                                            ==========

(1) Not deducted from net income before minority interest.